Exhibit 10.1

2022 RESTRICTED STOCK UNITS GRANT AGREEMENT

Applicable to Restricted Stock Units promised under the Autoliv, Inc., 1997 Stock Incentive Plan

(as amended and restated)

Your above-described grant of restricted stock units (“RSUs”) is subject to the following provisions in addition to those set forth in the attached Notice of Grant (the “Grant Notice”) and the Autoliv, Inc. 1997 Stock Incentive Plan, as amended and restated (“the Plan”):

1. Defined Terms:

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Grant Agreement:

a.
“Cause” will have the meaning assigned such term in the employment, severance or similar agreement, if any, between you and Autoliv, Inc. (“the Company”) or one of its subsidiaries; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by you, as determined by the Company or one of its subsidiaries, as applicable, in its sole discretion: gross neglect of duty; prolonged absence from duty, as reasonably determined by the Company, without the consent of the Company or one of its subsidiaries, as applicable; your material breach of any published Company code of conduct or code of ethics; or your willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company or one of its subsidiaries.

b.
“Disability” means your inability, as reasonably determined by the Company, to perform the essential functions of your regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

c.
“EMT” means the Executive Management Team.

d.
“Good Reason” shall have the meaning (i) assigned such term in the employment, severance or similar agreement, if any, between you and the Company or one of its subsidiaries, or (ii)if there is no such employment, severance or similar agreement in which such term is defined, then “Good Reason” as used herein shall mean a resignation following a Change in Control event for the purpose of Section 5(b) below due to (a) material reduction in salary, or (b) relocation of principal place of business to a location more than thirty kilometers from employment location at the time of the Change in Control.

e.
“Qualifying Retirement” means your termination of employment with the Company or one of its subsidiaries at or after the earliest date you satisfy the eligibility requirements for retirement under the relevant provisions of national, state, or provincial law in your home country, provided such termination of employment (i) is approved by the Company to be a Qualifying Retirement, or (ii) if you are a member of EMT, is approved as a Qualifying Retirement in advance by the Leadership Development and Compensation Committee. Notwithstanding the foregoing, your termination of employment will not be considered a Qualifying Retirement if (i) the termination occurs within six (6) months following the Grant Date, or (ii) you are terminated for Cause by the Company or one of its subsidiaries.

2. Vesting: The RSUs have been credited to a bookkeeping account (“Account”) on your behalf as of the grant date specified in the Grant Notice (the “Grant Date”). Your Account will reflect the number of RSUs awarded to you as set forth in the Grant Notice, as well as any additional RSUs credited as a result of dividend equivalents, as described in Section 9 below. Each RSU represents an unfunded, unsecured right to receive Common Stock, subject to the terms and conditions stated in the Plan and this Grant

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Agreement. Your RSUs will vest and become non-forfeitable on the earliest to occur of the following (each, a “Date of Vesting’”):

(a)
as to all of the RSUs, on the Date of Vesting specified in the Grant Notice, provided that you are then still employed by the Company or one of its subsidiaries;

(b)
as to all of the RSUs, upon the termination of your employment by reason of death, Disability or a Qualifying Retirement.

If your employment terminates for any reason other than as described in (b) above, you will forfeit all right, title and interest in and to the unvested RSUs as of the date of such termination, and the unvested RSUs will be reconveyed to the Company without further consideration or any act or action by you.

3. Conversion to Shares of Common Stock; Procedure at Date of Vesting:

(a)
Unless the RSUs are forfeited prior to the Date of Vesting as provided in Section 2 above, the RSUs will be converted on the Date of Vesting to actual shares of Common Stock. The shares of Common Stock to be issued pursuant to this Grant Agreement shall be issued in the form of book-entry shares of Common Stock in your name as the beneficial owner as of the Date of Vesting.

(b)
You will, if requested, within the specified time set forth in any such request (not to exceed 30 days), deliver to the Company such written representations and undertakings as may, in the opinion of the Company’s legal counsel, be necessary or desirable to comply with tax and securities laws.

4. Securities Law Restrictions; Insider Trading Policy:

You may not offer, sell or otherwise dispose of any shares of Common Stock in a manner which would violate any applicable laws, including, without limitation, the laws of Sweden, U.S. federal and state securities laws, U.S. federal law, the requirements of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted and any laws of any other country or jurisdiction that may be applicable to you.

In connection with receipt of this Grant Agreement, you acknowledge that you are subject to the Company’s AS 314 Insider Trading Policy which may be found on the Company’s intranet at “Functions, Legal” or is available upon request to the Legal department of the Company.

5. Change in Control of the Company:

Notwithstanding any provision herein to the contrary, your RSUs shall be immediately vested in full under the following situations:

a.
If (i) a Change in Control occurs prior to the Date of Vesting and while you are employed by the Company or one of its subsidiaries, and (ii) the surviving entity is not a public company with shares listed on a public stock exchange, , then as of the effective date of the Change in Control, your RSUs shall be immediately vested in full.

b.
If (i) a Change in Control occurs prior to the Date of Vesting and while you are employed by the Company or one of its subsidiaries, (ii) the RSUs are assumed and equitably converted by the surviving entity which is a publicly traded company with shares listed on a public stock exchange, and (iii) within two (2) years after the effective date of the Change in Control your employment is terminated by the Company or one of its subsidiaries without Cause or, if applicable, you resign for Good Reason, then as of your date of termination, your equitably converted RSUs shall immediately vest in full if they have not vested by that date.

6. Non-Transferability:

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Your RSUs are personal to you and shall not be transferable by you otherwise than by will or the laws of descent and distribution.

7. Conformity with Plan:

Your RSUs are intended to conform in all respects with the Plan, including any future amendments thereto. Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. All definitions stated in the Plan shall be fully applicable to this Grant Agreement.

8. Employment and Successors:

Nothing herein or in the Grant Notice or in the Plan confers any right or obligation on you to continue in the employ of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. This Grant Agreement, the Grant Notice, and the Plan, including any future amendments thereto, shall be binding upon you, your estate, any person succeeding to your rights hereunder and any successor or successors of the Company. The RSUs do not confer to you or any person succeeding to your rights hereunder any rights of a shareholder of the Company unless and until shares of Common Stock are in fact issued to you or such person in connection with the settlement of the RSUs.

9. Dividend Equivalent Rights:

Subject to share availability under the Plan, any cash dividend paid with respect to the Common Stock for which the record date occurs on or after the Grant Date and the payment date occurs on or before the Date of Vesting will result in a credit to your Account of additional RSUs equal to (a) the dollar amount of the dividend per share of Common Stock multiplied by the number of RSUs credited to your Account as of the applicable record date, divided by (b) the closing price per share of the Common Stock on the New York Stock Exchange on the applicable dividend payment date. The additional RSUs credited pursuant to this Section 9 will be subject to the same vesting schedule, forfeiture and other terms that apply to the original RSUs. RSUs that, at the relevant dividend payment date, previously have been settled or forfeited will not be eligible to receive dividend equivalents pursuant to this Section 9.

10. Tax:

You are totally responsible for paying all taxes that you incur in respect of this Grant. The Company has the authority and the right to deduct or withhold, or require you to remit, an amount sufficient to satisfy all applicable taxes required by law to be withheld with respect to any taxable event arising as a result of vesting or settlement of the RSUs. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the RSUs, shares of Common Stock having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount unless such other withholding rate will not cause an adverse accounting consequence or cost) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company hereunder will be conditional on such payment, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.

11. Governing Law:

This Grant Agreement, the Grant Notice, and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, USA, and, to the extent relevant, the local laws of your home country.

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12. Severability:

If any one or more of the provisions contained in this Grant Agreement are invalid, illegal or unenforceable, the other provisions of this Grant Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Recoupment Policy; Agreement to Repayments of Incentive Compensation When Payments Are Required Under Federal Law:

The Company’s policy regarding “Return of Compensation in Restatement Situations” is incorporated herein these terms. Such policy also may be found on the Company’s intranet at “LifeNet/Functions/Human Resources/HR Standards.” In connection with receipt of this Grant Agreement, you acknowledge that you are subject to such policy. In addition, the RSUs shall be subject to any future compensation recoupment policy that the Company may adopt from time to time, as required by law or otherwise, to the extent applicable.

This provision applies to any policy adopted by the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934. Section 10D provides for the recovery of incentive-based compensation that has been erroneously paid because of material errors in financial statements of the Company. To the extent such policy requires the repayment of incentive-based compensation received by you, whether paid pursuant to this Grant Agreement or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, you agree to the repayment of such amounts to the extent required by such policy.

14. Executive Stock Ownership Requirements:

In connection with receipt of this Grant Agreement, you acknowledge that you are subject to the Company’s policy regarding “Stock Ownership Policy for Executives”, if you are a member of the EMT.

15. Fractional Shares

No fractional shares of Common Stock, nor the cash value of any fractional shares of Common Stock will be issuable or payable to you pursuant to this Agreement. On the Date of Vesting, the aggregate number of RSUs shall be rounded down to the nearest whole share.

16. U.S. Taxpayers

Notwithstanding anything in this Agreement to the contrary, this Section 16(a) shall apply only if your RSUs constitute “deferred compensation” under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”).

a.
If Section 5(a) becomes operative and you are a U.S. taxpayer for the taxable year in which the Change in Control occurs, then the Change in Control must meet any definition of “change in control event” in Section 409A (without giving effect to any elective provisions that may be available under such definition).

b.
If your RSUs become payable upon your termination of employment pursuant to Section 5(b) hereof (or otherwise) and you are a U.S. taxpayer for the taxable year in which your termination of employment occurs, then (i) the circumstances giving rise to your termination of employment must meet any definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition) and (ii) if you are a “specified employee” of the Company (as defined in Section 409A) as of the date of your termination of employment, vested RSUs will be delivered to you on the first day of the seventh month following the date of your termination of employment (or if earlier, upon death); provided, however, that such delay shall be implemented only to the extent necessary in order to avoid the imposition of taxes

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under Section 409A; and further provided that you have otherwise complied with the requirements for such delivery of vested shares as provided herein.

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